UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549



                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 8)*


                            CIS Technologies, Inc.
                               (Name of Issuer)


                         Common Stock, $.01 par value
                        (Title of Class of Securities)


                                  12556 D 104
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ( ). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.         12556 D 104             13G               Page 2 of 4

1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Philip D. Kurtz
      ###-##-####

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (a)   (  )
      (b)   (  )

      Not applicable.

3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      USA.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      1,667,978.

6.    SHARED VOTING POWER

      None.

7.    SOLE DISPOSITIVE POWER

      1,667,978.

8.    SHARED DISPOSITIVE POWER

      None.

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,667,978.

10.   CHECK BOX IF THE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      Not applicable.

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.0%.

12.   TYPE OF REPORTING PERSON*

      IN.
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CUSIP No.         12556 D 104             13G               Page 3 of 4


Item 1(a).  NAME OF ISSUER:

            C.I.S. Technologies, Inc.

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            6100 S. Yale, Suite 1900
            Tulsa, OK 74136

Item 2(a).  NAME OF PERSON FILING:

            Philip D. Kurtz

          (b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            6100 S. Yale, Suite 1900
            Tulsa, OK  74136

          (c).    CITIZENSHIP:

            U.S.A.

          (d).    TITLE OF CLASS OF SECURITIES:

            Common Stock.

          (e).    CUSIP NUMBER:

            12556-D-10-4

Item 3.           Inapplicable.

Item 4(a).  AMOUNT BENEFICIALLY OWNED:

            1,667,978.

          (b).    PERCENT OF CLASS:

            5.0%.

          (c).    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)    sole power to vote or to direct the vote:  1,667,978.

            (ii)   shared power to vote or to direct the vote:  -0-.

            (iii)  sole power to dispose or to direct the disposition of:
                     1,667,978.

            (iv)    share power to dispose or to direct the disposition of: -0-.
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CUSIP No.         12556 D 104             13G               Page 4 of 4


Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

Item 6.           OWNERSHIP  OF  MORE  THAN  FIVE PERCENT ON BEHALF OF ANOTHER
PERSON.

            Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED AND SECURITY BEING REPORTED ON BY THE PARENT COMPANY.

            Not applicable.

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

Item 9.           NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

Item 10.    CERTIFICATION.

            Not applicable.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 28, 1996
Date


/s/ Philip D. Kurtz
Signature

Philip D. Kurtz
Name